Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	$100,000,000	(1)(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Registration fee of $12,880.00 with respect to $100,000,000 principal amount of the Securities was previously paid on June 24, 2014 in connection with a Rule 424(b)(2) filing under Registration Statement No. 333-178960.

Amendment No. 1 dated November 14, 2014* to PRICING SUPPLEMENT dated June 24, 2014 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$100,000,000 ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN due June 24, 2044

The ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN due June 24, 2044 (the “Securities”) are a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the Wells Fargo® Master Limited Partnership ex Energy Index (the “Index”). The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees (as defined in the accompanying product supplement). Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities (as defined herein). However, if the Index Constituent Securities do not make any cash distributions, you will not receive a monthly coupon. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable. You may not receive any monthly coupon payment during the term of the Securities.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	June 24, 2014

Initial Settlement Date:	June 27, 2014

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	June 24, 2044, subject to adjustment

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on July 22, 2014 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	June 30, 2014

Underlying Index:	The return on the Securities is linked to the performance of the Wells Fargo® Master Limited Partnership ex Energy Index. The Index is intended to measure the performance of all non-energy master limited partnerships (“MLPs”) listed on the New York Stock Exchange (“NYSE”), NYSE MKT or NASDAQ with a market capitalization of at least $100 million at the time of inclusion and that satisfy other eligibility requirements, as determined by the Index Sponsor in accordance with the Index methodology described herein. The Index was comprised of 18 non-energy MLPs as of November 3, 2014. For a detailed description of the Index and its methodology, see “The Wells Fargo® Master Limited Partnership ex Energy Index” beginning on page PS-15.

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated November 14, 2014

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.60% per annum

First Redemption Date:	July 3, 2014

Final Redemption Date:	June 17, 2044

First Call Date:	The first date that UBS may exercise its Call Right is June 29, 2015.

Monthly Initial Closing

Level for the Initial

Calendar Month:	3650.06, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date.

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on July 1, 2014 and ending on June 1, 2044, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on June 30, 2014 and ending on May 31, 2044, subject to adjustment.

Index Sponsor:	Wells Fargo Securities, LLC

Index Calculation Agent:	NYSE Arca (“NYSE Arca”)

Listing:	The Securities are listed on NYSE Arca under the symbol “LMLP.”

Calculation Date:	June 15, 2044, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	MLPXEPX (NYSE and Bloomberg)

Intraday Indicative Value

Symbol of the Securities:	LMLPIV <INDEX> (Bloomberg); ^LMLP-IV (Yahoo! Finance)

CUSIP No.:	90273A 207

ISIN No.:	US90273A2078

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-31 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*

This Amendment No. 1 to the pricing supplement dated June 24, 2014 (as amended, the “pricing supplement”) is being filed for the purposes of (i) referencing the new Product Supplement, filed on November 14, 2014, which replaced the Product Supplement dated August 5, 2013 and (ii) updating the “Wells Fargo® Master Limited Partnership ex Energy Index,” “Material U.S. Federal Income Tax Consequences,” and “Supplemental Plan of Distribution.” Otherwise, all terms of the Securities remain as stated in the prospectus supplement. We filed a new base prospectus on November 14, 2014, which replaced the base prospectus dated January 11, 2012.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413471/d818761d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index Constituent Securities are tied and events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or in the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index and MLPs, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

The Index has a limited performance history.

The Index was launched on April 1, 2014, and therefore has no performance history prior to that date. Because the Index has no history prior to April 1, 2014, little or no historical information will be available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities.

You have no rights or interests in any of the MLPs underlying the Index or rights to receive any equity securities.

Investing in the Securities will not make you a holder of any interest in a MLP that is an Index constituent. The Internal Revenue Service could possibly assert, however, that you should be treated as owning such MLPs for U.S. federal income tax purposes. Neither you nor any other holder or owner of the Securities will have any voting rights, any right to receive distributions or any other rights with respect to the Index constituents. The Cash Settlement Amount, Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any interests in the Index constituents.

Risk of investing in securities linked to an index composed of MLP units.

The Index constituents are MLP units. An MLP is an entity receiving partnership taxation treatment under the Code, and whose partnership interests or “units” are traded on securities exchanges like shares of corporate stock. The performance of MLP units is subject to certain risks inherent in the structure of MLPs, including tax risks, the limited ability to elect or remove management or the general partner or managing member, limited voting rights and conflicts of interest between the general partner or managing member and its affiliates and the limited partners or members. Because the Securities are linked to the value of the Index, and the Index constituents are MLP units, the performance of the Securities is subject to these same risks.

Risk Factors

Strategic risks associated with the Index constituents.

The Index constituents employ various strategies to achieve their investment objectives. The following outlines the key risks of strategies pursued by the Index constituents.

Risk of investing in mortgage-backed and asset-backed securities.

Some of the Index constituents may invest in mortgage- and asset-backed securities. Investments in mortgage- and asset-backed securities are subject to prepayment or call risk, which is the risk that borrowers may prepay their loans at faster than expected rates. Such securities may be prepaid at a price less than the original purchase value. Certain mortgage- and asset-backed securities may be more volatile, less liquid and more difficult to value than traditional debt securities.

Mortgage and asset-backed securities have different risk characteristics from traditional debt securities. Although generally the value of fixed-income securities increases during periods of falling interest rates and decreases during periods of rising rates, this is not always the case with mortgage and asset-backed securities. This is due to the fact that principal may be prepaid at any time as well as other factors. Generally, prepayments will increase during a period of falling interest rates and decrease during a period of rising interest rates. The rate of prepayments also may be influenced by economic and other factors, such as changes in credit use and payment patterns. Mortgage- and asset-backed securities also involve the risk that various federal and state consumer laws and other legal, regulatory and economic factors may result in the collateral backing the securities being insufficient to support payment on the securities.

Risks of investing in non-investment grade debt.

The Index is comprised of MLPs that may invest in U.S. dollar high yield corporate and municipal bonds and are therefore subject to high yield securities risk, which is the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or municipalities or by highly leveraged (indebted) firms or municipalities, which are generally less able than more financially stable firms or municipalities to make scheduled payments of interest and principal.

Risks of investing in fixed income securities.

The Index is comprised of MLPs that may invest in fixed income securities, which may include investment grade and high yield municipal bonds, high yield corporate bonds and emerging market sovereign bonds. Investing in the Securities, which are linked to Index constituents that may invest in fixed income securities, differs significantly from investing directly in bonds themselves and holding them until maturity since the values of the Index Constituent Securities fluctuate, at times significantly, during each Trading Day based upon the current market prices of the underlying bonds and upon the performance of each Index constituent’s other investments. The market prices of the underlying bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those held by some Index constituents, is likely to decrease. Securities with longer durations tend to be more sensitive to interest

Risk Factors

rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Index constituents invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Index Constituent Securities, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Index Constituent Securities, the Index Constituent Securities and, therefore, the Securities, to decline.

Interest rates are subject to volatility due to a variety of factors, including:

➢	sentiment regarding underlying strength in the U.S. and global economies;

➢	expectations regarding the level of price inflation;

➢	sentiment regarding credit quality in the U.S. and global credit markets;

➢	central bank policies regarding interest rates; and

➢	the performance of U.S. and foreign capital markets.

In addition, the prices of the Index constituents that invest in fixed income securities may be significantly influenced by the creditworthiness of the issuers of the bonds. Such Index constituents may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on a variety of bonds and, as a result, the prices of such bonds dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the Securities, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the Index Constituent Securities and the Securities.

Currency exchange rate risk.

The Securities are linked to MLPs that may invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which such MLPs may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of such MLPs. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such MLPs invest will be adversely affected and the value of the Securities may decrease.

Sector and industry concentration risks associated with the Index constituents.

The Securities will be more exposed to losses in a particular industry or sector to the extent that the Index constituents concentrate their investments in such industry or sector. As a result, the Securities may be subject to loss due to adverse occurrences that affect such industries or sectors, even if general market conditions are favorable. The Index Constituent Securities will vary over time, and thus are not limited to the following particular sector and industries.

Risks of investing in the real estate industry.

The Index is comprised of MLPs that may invest, directly or indirectly (such as by investing in REITs), in real estate, which subjects the value of the Index to many of the risks of owning real estate directly, such

Risk Factors

as decreases in real estate values, overbuilding, increased competition and other risks related to local or general economic conditions, increases in operating costs and property taxes, changes in zoning laws, casualty or condemnation losses, possible environmental liabilities, regulatory limitations on rent and fluctuations in rental income. Therefore, adverse economic, business or political developments affecting the value of real estate could have an effect on the value of the Securities.

Risks of investing in the consumer goods sector.

The Index is comprised of MLPs that may invest in the consumer goods sector, which may be strongly affected by social trends, marketing campaigns and other factors affecting consumer demand. Governmental regulation affecting the production, marketing or sale of certain types of consumer goods may affect the profitability of certain consumer goods companies, and issuers in this sector may be adversely affected by new laws, regulations and litigation. The consumer goods sector is affected by the strength of the U.S. economy and factors out of the U.S. government’s control, such as global oil prices. Many consumer goods in the U.S. may also be marketed globally, and such consumer goods companies may be affected by the demand and market conditions in non-U.S. countries. Adverse economic, business, or regulatory developments affecting the consumer goods sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

Risks associated with the financial services sector.

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index includes MLPs which may invest in companies that operate in or invest in the financial services sector, or which may themselves operate in the financial services sector, or both, the Securities are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risks associated with the telecommunications sector.

The Index is comprised of MLPs that may invest in the telecommunications sector. Issuers doing business in the telecommunications sector are subject to many risks, including the negative impact of regulation, a competitive marketplace, difficulty in obtaining financing, rapid obsolescence, and agreements linking future rate increases to inflation or other factors not directly related to the active operating profits of the issuer. Adverse economic, business, or regulatory developments affecting the telecommunications sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

Risks of investing in the industrials sector.

The Index is comprised of MLPs that may invest in the industrials sector. Issuers doing business in the industrials sector may be adversely affected by changes in government regulation, world events and economic conditions. In addition, these companies are subject to many risks, including environmental

Risk Factors

damage claims, commodity price volatility, changes in exchange rates, imposition of import controls, increased competition, depletion of resources, new technological developments and difficulties relating to labor relations. Adverse economic, business, or regulatory developments in these or other areas affecting the industrials sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

Risks of investing in the health care sector.

The Index is comprised of MLPs that may invest in the health care sector. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. Adverse economic, business, or regulatory developments affecting the health care sector could have a negative impact on the value of investments in this sector, and therefore on the value of the Securities.

The Index Constituent Securities are not equally weighted and changes in the values of the Index Constituent Securities may offset each other.

Because the Index constituents are weighted by market capitalization, the same percentage change in two or more Index constituents will have different effects on the Final Index Level. For example, any decrease in the value of an Index constituent at or near the maximum weight of 10% will have a significantly greater effect on the Final Index Level than a comparable percentage increase in the value of an Index constituent with a lesser weighting. Therefore, in calculating the level of the Index, increases in the values of some of the Index constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Index constituents.

Market disruption events may affect the calculation of the Index.

If at any time during the term of the Securities the Index Calculation Agent determines that there has been an unscheduled market closure for any of the Index Constituent Securities, the intraday and daily levels of the Index will be calculated using the last traded price for the relevant Index Constituent Security. Any such market disruption event may have an adverse impact on the level of the Index and, therefore, may have an adverse effect on the market value of the Securities.

An Index Constituent Security may be replaced upon the occurrence of certain adverse events.

An exchange may replace or delist an Index Constituent Security included in the Index. Procedures have been established by the Index Sponsor to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of an Index Constituent Security. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of an Index Constituent Security, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is

Risk Factors

calculated and, therefore, may have any adverse impact on the value of the Securities. An Index Constituent Security may also be removed from the Index, as described under “The Wells Fargo® Master Limited Partnership ex Energy Index.”

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” and “— Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of the Index or the Index Sponsor, including the publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

The Index Sponsor has discretion and is not obligated to consider the interests of holders of the Securities.

The Index methodology allows the Index Sponsor to modify the Index rules and methodology from time to time as it deems appropriate in its sole discretion. As a result, the Index methodology, and therefore the Index Constituent Securities, may change in unpredictable ways in the Index Sponsor’s sole discretion. Because the Index Sponsor has no obligation to take into consideration the interests of holders of the Securities, there can be no assurance that the Index Sponsor’s actions will not cause the Securities to decrease in value.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in

Risk Factors

relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this pricing supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the notes or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-24. You should consult your tax advisor about your own tax situation.

The IRS may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 of the Code should also apply to an index of pass-thru entities, in which case Section 1260 of the Code would apply to the Securities. If your Securities are subject to these rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in any of the Index Constituent Securities (in an amount equal to the leveraged notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituent Securities on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to Section 1260 of the Code, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page PS-25 and are urged consult your own tax advisor regarding the potential application of these rules.

Risk Factors

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities in an amount that could exceed the Coupon Amounts that are paid on the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-24 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, that no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and that no Stub Reference Distribution Amount was paid at maturity, call, upon acceleration or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 100;

➢	the Redemption Fee Rate (as defined in the accompanying product supplement) is 0.125%;

➢	the Financing Rate (the Financing Spread plus three-month LIBOR, as defined in the accompanying product supplement) is 0.83%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees is dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.0300	1.060	0.0173	$26.50	$0.0185	$0.0358	$26.46	$26.43
2	106.09	0.0300	1.060	0.0183	$28.05	$0.0196	$0.0379	$28.01	$27.98
3	109.27	0.0300	1.060	0.0194	$29.69	$0.0207	$0.0401	$29.65	$29.62
4	112.55	0.0300	1.060	0.0205	$31.43	$0.0220	$0.0425	$31.39	$31.35
5	115.93	0.0300	1.060	0.0217	$33.28	$0.0232	$0.0450	$33.23	$33.19
6	119.41	0.0300	1.060	0.0230	$35.22	$0.0246	$0.0476	$35.18	$35.13
7	122.99	0.0300	1.060	0.0243	$37.29	$0.0260	$0.0504	$37.24	$37.19
8	126.68	0.0300	1.060	0.0258	$39.47	$0.0276	$0.0533	$39.42	$39.37
9	130.48	0.0300	1.060	0.0273	$41.78	$0.0292	$0.0565	$41.73	$41.67
10	134.39	0.0300	1.060	0.0289	$44.23	$0.0309	$0.0598	$44.17	$44.11
11	138.42	0.0300	1.060	0.0306	$46.82	$0.0327	$0.0633	$46.76	$46.70
12	142.58	0.0300	1.060	0.0323	$49.56	$0.0346	$0.0670	$49.50	$49.43
Cumulative Index Return:					42.58%
Return on Securities (assumes no early redemption):					97.98%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+(2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.0300	0.940	0.0173	$23.50	$0.0164	$0.0337	$23.47	$23.44
2	94.09	-0.0300	0.940	0.0162	$22.06	$0.0154	$0.0316	$22.03	$22.00
3	91.27	-0.0300	0.940	0.0152	$20.71	$0.0145	$0.0297	$20.68	$20.65
4	88.53	-0.0300	0.940	0.0143	$19.43	$0.0136	$0.0279	$19.41	$19.38
5	85.87	-0.0300	0.940	0.0134	$18.24	$0.0127	$0.0262	$18.22	$18.19
6	83.30	-0.0300	0.940	0.0126	$17.12	$0.0120	$0.0246	$17.10	$17.08
7	80.80	-0.0300	0.940	0.0118	$16.07	$0.0112	$0.0231	$16.05	$16.03
8	78.37	-0.0300	0.940	0.0111	$15.09	$0.0105	$0.0216	$15.07	$15.05
9	76.02	-0.0300	0.940	0.0104	$14.16	$0.0099	$0.0203	$14.14	$14.12
10	73.74	-0.0300	0.940	0.0098	$13.29	$0.0093	$0.0191	$13.27	$13.26
11	71.53	-0.0300	0.940	0.0092	$12.48	$0.0087	$0.0179	$12.46	$12.44
12	69.38	-0.0300	0.940	0.0086	$11.71	$0.0082	$0.0168	$11.69	$11.68
Cumulative Index Return:					-30.62%
Return on Securities (assumes no early redemption):					-53.22%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	103.00	0.0300	1.060	0.0173	$26.50	$0.0185	$0.0358	$26.46	$26.43
2	106.09	0.0300	1.060	0.0183	$28.05	$0.0196	$0.0379	$28.01	$27.98
3	109.27	0.0300	1.060	0.0194	$29.69	$0.0207	$0.0401	$29.65	$29.62
4	112.55	0.0300	1.060	0.0205	$31.43	$0.0220	$0.0425	$31.39	$31.35
5	115.93	0.0300	1.060	0.0217	$33.28	$0.0232	$0.0450	$33.23	$33.19
6	119.41	0.0300	1.060	0.0230	$35.22	$0.0246	$0.0476	$35.18	$35.13
7	115.82	-0.0300	0.940	0.0243	$33.07	$0.0231	$0.0474	$33.02	$32.98
8	112.35	-0.0300	0.940	0.0228	$31.04	$0.0217	$0.0445	$30.99	$30.95
9	108.98	-0.0300	0.940	0.0214	$29.13	$0.0204	$0.0418	$29.09	$29.06
10	105.71	-0.0300	0.940	0.0201	$27.35	$0.0191	$0.0392	$27.31	$27.27
11	102.54	-0.0300	0.940	0.0189	$25.67	$0.0179	$0.0368	$25.63	$25.60
12	99.46	-0.0300	0.940	0.0177	$24.09	$0.0168	$0.0346	$24.06	$24.03
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-3.76%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	97.00	-0.0300	0.940	0.0173	$23.50	$0.0164	$0.0337	$23.47	$23.44
2	94.09	-0.0300	0.940	0.0162	$22.06	$0.0154	$0.0316	$22.03	$22.00
3	91.27	-0.0300	0.940	0.0152	$20.71	$0.0145	$0.0297	$20.68	$20.65
4	88.53	-0.0300	0.940	0.0143	$19.43	$0.0136	$0.0279	$19.41	$19.38
5	85.87	-0.0300	0.940	0.0134	$18.24	$0.0127	$0.0262	$18.22	$18.19
6	83.30	-0.0300	0.940	0.0126	$17.12	$0.0120	$0.0246	$17.10	$17.08
7	85.80	0.0300	1.060	0.0118	$18.12	$0.0127	$0.0245	$18.10	$18.08
8	88.37	0.0300	1.060	0.0125	$19.19	$0.0134	$0.0259	$19.16	$19.14
9	91.02	0.0300	1.060	0.0133	$20.31	$0.0142	$0.0274	$20.28	$20.26
10	93.75	0.0300	1.060	0.0140	$21.50	$0.0150	$0.0290	$21.47	$21.44
11	96.56	0.0300	1.060	0.0149	$22.76	$0.0159	$0.0308	$22.73	$22.70
12	99.46	0.0300	1.060	0.0157	$24.09	$0.0168	$0.0326	$24.06	$24.03
Cumulative Index Return:					-0.54%
Return on Securities (assumes no early redemption):					-3.76%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity, call, acceleration or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity, call, acceleration or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount). If any cash distributions were paid on the Index Constituent Securities during the term of the Securities, those distributions would also offset the Accrued Fees. As described herein, you may not receive any Coupon Amounts or a Stub Reference Distribution Amount, and you may lose some or all of your investment.

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The Wells Fargo® Master Limited Partnership ex Energy Index

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes to its constituents, which govern the management and calculation of the Index, from publicly available sources.

Such information reflects the policies of and is subject to change by the Index Sponsor and NYSE Arca. We have not conducted any independent review or due diligence of publicly available information with respect to the Index Sponsor or the Index. The composition of the Index is determined by the Index Sponsor based upon a methodology designed by the Index Sponsor, and the Index Closing Levels are calculated and published by NYSE Arca, the Index Calculation Agent. Neither the Index Sponsor nor the Index Calculation Agent has any obligation to continue to publish, and may discontinue the publication of, the Index.

Introduction

The Securities are linked to the performance of the Wells Fargo® Master Limited Partnership ex Energy Index. The Index is a modified market capitalization-weighted price-return index of all MLPs listed on the NYSE, NYSE MKT or NASDAQ that do not have an energy focus and that have a market capitalization of at least $100 million at the time of inclusion. The Index is independently calculated by the NYSE Arca. Real-time Index values are available from major market data providers (such as S&P and Bloomberg) under the ticker “MLPXEPX.” The Index was comprised of 18 non-energy MLPs as of November 3, 2014. A list of the securities included in the Index as of November 3, 2014 is contained in Annex A to this pricing supplement.

In this section, we refer to the MLPs that the Index tracks as the “constituents” or the “components.” Elsewhere in this pricing supplement, we refer to the constituents or components as the “Index Constituent Securities.”

Historical Information

The Index Sponsor began publishing data on the Index on April 1, 2014, and the Index is calculated with a base date of December 31, 2008 (the “Index Commencement Date” or “Base Date”). The base value of the Index is 1000.00. The Index has limited historical performance due to its recent launch date. You should make your own investigation of the Index, the Index constituents and the performance history of the Index constituents prior to investing in the Securities. See “Risk Factors — The Index has a limited performance history” on page PS-1 and “Risk Factors — Estimated historical and historical levels of the relevant Index should not be taken as an indication of future performance during the term of the Securities of any Series” in the accompanying product supplement.

Index Constituent Criteria

To be considered for inclusion in the Index, an issuer must meet the organizational form, listing and market capitalization requirements described below. The Index Sponsor reviews the index composition quarterly and adjusts the composition as required on each quarterly rebalancing date. Adjustments to the composition of the index are also made upon the occurrence of certain extraordinary events as described under “— Index Rebalancings.”

Corporate Form Requirement.    To be included in the Index, each Index constituent must be organized in the form of a limited partnership or a limited liability company classified as a “non-energy MLP” by the strategic indexing group of the Index Sponsor. “Non-energy MLPs” are entities that are MLPs, as defined by the United States Department of the Treasury regulations, and derive a majority of their income from non-energy related activities. “Non-energy related activities” generally exclude the

The Wells Fargo® Master Limited Partnership ex Energy Index

exploration, development, mining or production, processing, refining, transportation (including pipelines transporting natural gas, oil, or products thereof), or marketing of any mineral or natural resource (including fertilizer, geothermal energy, and timber).

Listing Requirement.    Issuers of Index constituents included in the Index must have MLP units listed on the NYSE, NYSE MKT or NASDAQ and meet all listing requirements of the applicable exchange to list as publicly traded partnerships or limited liability companies according to U.S. securities regulations. A class of MLP units must have been listed on the NYSE, NYSE MKT or NASDAQ for at least 30 days immediately before any evaluation date to be considered for inclusion in the Index. There is no requirement with respect to any minimum amount of trading volume.

Market Capitalization Requirement.    Share classes of the non-energy MLP issuers included in the Index must have a market capitalization (calculated as described below) greater than $100 million. The Index Sponsor evaluates the market capitalization quarterly and will remove any Index constituents with a market capitalization less than $100 million as of the calculation date. Each Index constituent must also have maintained an average market capitalization greater than $75 million for at least 30 trading days before the quarter end evaluation date in order to remain in the Index. For the purpose determining eligibility for inclusion in the Index, an issuer’s market capitalization is computed based on the combined market capitalization of all listed MLP classes. On any evaluation date, the market capitalization for a share class will equal the number of shares outstanding on that date, multiplied by each share’s last sale price on its primary U.S. exchange.

Once the market capitalization is determined, for non-energy MLP issuers having multiple listed share classes, the market capitalization of each share class is separately evaluated for inclusion in the Index rather than on an aggregate basis by issuer. For example, if an issuer has two listed share classes consisting of Class A, with 20 million shares outstanding priced at $10 per share, and Class B, with 20 million shares outstanding priced at $8 per share, the issuer’s market capitalization for purposes of the market capitalization requirement is $360 million. Class A and Class B would be included in the Index separately, with Class A having a higher weight than Class B due to its larger market capitalization.

The strategic indexing group of the Index Sponsor, with oversight provided by the Wells Fargo Index Review Committee (the “Index Review Committee”) , which has responsibility for overseeing all of the indices sponsored and maintained by the Index Sponsor, may adjust the market capitalization eligibility standards in the future to raise or lower the threshold for inclusion in the Index. Any such adjustment will be publicly announced by the Index Sponsor.

Calculation of the Index

The Index is calculated by NYSE Arca on a price return basis using a modified market capitalization weighting methodology under which the MLP units of a single issuer may not constitute more than 10% of the Index (calculated on an aggregate basis across total included issuer-share classes). The pool of securities to be included in the Index is identified by the Index Sponsor and confirmed by the Index Review Committee. NYSE Arca will calculate the market capitalization values for each class of securities included in the Index based on publicly available information, and then compare the market capitalization of each class to the aggregate market capitalization of all classes of securities comprising the Index in order to determine the appropriate weighting for each of the Index constituents. Market capitalization weighting calculations are performed only on the Quarterly Rebalancing Date or Event Driven Rebalancing Date (each as defined below). Market capitalization weights of the Index constituents are evaluated and, as necessary, adjusted on Quarterly Rebalancing Dates and at any time an Event Driven Rebalancing occurs. To the extent that the Index Sponsor or NYSE Arca discovers an error in a calculation relating to the Index constituents or another aspect of the Index, NYSE Arca will

The Wells Fargo® Master Limited Partnership ex Energy Index

use its best efforts to recalculate the applicable values as promptly as practicable after the error is discovered. In addition, the Index Review Committee will periodically review Index calculations to try to ensure that errors, if any, are promptly caught and corrected. The Index Sponsor will also monitor the publicly available pricing and market capitalization data on which it and NYSE Arca relies in connection with maintenance and calculation of the Index, respectively, to check for inaccuracies.

As a modified market capitalization-weighted index, the Index reflects changes in the market capitalization, or market value, of the aggregate share classes of the issuers included in the Index relative to the aggregate market capitalization of those classes on a base date. The current Index value is calculated by adding the market values of all of the applicable MLP issuer’s outstanding and NYSE, NYSE MKT or NASDAQ-listed share classes included in the Index, which are derived by multiplying the last sales price of a security in that share class on its primary U.S. exchange by the number of shares outstanding of that share class, as determined by the NYSE Arca. If no last sale price for a security is available or, in the judgment of NYSE Arca, no published price reasonably reflects the accurate, end of day trading price for the security, the most recent traded price for that security as reported on Reuters, or another equivalent financial news reporting service, that, in the reasonable judgment of NYSE Arca, accurately reflects the trading value of the security, will be used to calculate its market capitalization for inclusion in the Index.

The total market value of all securities included in the Index is then divided by a divisor (“Divisor”), which is adjusted to account for stock dividends, stock splits and similar “corporate” actions affect constituents of an index. All Divisor adjustments are made after the closing of trading and after the calculation of the closing level of the Index.

Some corporate actions, such as stock splits, require simple changes in the number of units of a class of MLPs outstanding and the stock prices of the companies in the Index and do not require adjustments to the Divisor. Any adjustments, if they occur, are made in the sole discretion of NYSE Arca in accordance with its general policies regarding market capitalization-weighted indices, and may include adjustments to the Divisor following quarterly reviews in order to permit continuity of the Index value should certain components no longer qualify for inclusion.

Index Rebalancings

The Index is rebalanced quarterly by the Index Sponsor as of the close of business on the final NYSE MKT trading day of each fiscal quarter (the “Quarterly Rebalancing Date”). Following a review, all securities already included in the Index that continue to meet the eligibility criteria remain in the Index, and all other securities that satisfy the eligibility criteria are added to the Index.

The Index Review Committee will review Index constituents periodically and as of the quarterly review date to verify that each constituent security complies with the Index rules set forth herein.

Adjustments to the composition of the Index are also made upon the occurrence of certain extraordinary events as described below. A date on which such adjustments are made is referred to as an “Event Driven Rebalancing Date.” An Extraordinary Event may result in the removal of a non-compliant security, or portion thereof, and/or a re-weighting of the Index. The Index Sponsor will notify NYSE Arca of any Extraordinary Event as soon as possible following any rebalancing.

The Wells Fargo® Master Limited Partnership ex Energy Index

Extraordinary Events.    The following events, and any similar event that, in the judgment of the Index Review Committee changes that character of the underlying security that, in the discretion of the Index Review Committee, the security should be added or no longer be eligible for inclusion in the Index (each, an “Extraordinary Event”) will give rise to a re-balancing and evaluation by the Index Review Committee of the eligibility of constituent securities for inclusion in the Index.

Mergers, Acquisitions and Spin-offs:    In the case of a spin-off, the new security will be added to the Index if it meets all the requirements for a new constituent. If the merged, acquired or spun-off issuer is not (in the judgment of the strategic indexing group of the Index Sponsor) a non-energy MLP, the security will not be included in the Index.

Delisting:    If a current Index constituent is delisted from the NYSE, NYSE MKT or NASDAQ, the security will be removed as promptly as practicable from the Index.

Bankruptcy or Suspension or Revocation of Registration:    If an issuer of a current Index constituent is voluntarily or involuntarily the subject of a bankruptcy or similar proceeding or its registration or the registration of any of its classes of common securities is revoked or suspended by the Securities and Exchange Commission, the issuer and all of its share classes will be removed as promptly as practicable from the Index.

Other Material Events.    The Index Review Committee will review quarterly material changes to Index constituents in order to determine whether the securities continue to satisfy the Index eligibility criteria. In addition, the Index Review Committee may, but is not required to, remove securities from the Index upon the occurrence of a material event relating to the security or its issuer that, in its judgment, could adversely impact the tax treatment to a U.S. taxpayer holder or the ability of NYSE Arca to value the security.

Special Circumstances.    Except as provided below, if on any Trading Day NYSE Arca fails to take action to calculate the Index, for any reason, the Index will not be calculated for that day. If one or more events occur on any Trading Day that impede NYSE Arca’s ability to calculate the Index (e.g., a labor strike, a blackout, a computer malfunction, a natural disaster, such as a flood, etc.), NYSE Arca will use its reasonable efforts to calculate and publish the Index performance information for the Trading Day, but there will be no guarantee that such calculation will be able to be carried out or that any valuation issued by NYSE Arca will be reasonable. In addition, NYSE Arca will have no obligation to notify the public or holders of the Securities that any such event has occurred or that it has determined that valuation of the Index may be inaccurate as a result. Should NYSE Arca determine in good faith that it is unable to calculate the Index for a period greater than five consecutive Trading Days, the Index Review Committee, or its designated delegates, may calculate the Index based on information from such sources as the Index Sponsor determines are accurate and reasonable, including the Index Sponsor’s own trading desks and Research Department. The Index Sponsor may, but will have no obligation to, calculate or disseminate Index performance should NYSE Arca be unable to do so.

Late Adjustments and Corrections.    If the Index Sponsor or NYSE Arca become aware of any error that has or could have a material effect on the Index, they will use reasonable efforts to rebalance the Index as promptly as practicable following discovery of the error. If the error involves a miscalculation of the market capitalization of a constituent share class and, upon correction of the error, the share class is not eligible for inclusion in the Index, the Index Review Committee will remove the share class from the Index upon discovery of the error in accordance with the procedures relating to Extraordinary Events described above.

Index Governance

Each quarter the Index Review Committee will review the composition of the Index and recommended rebalancing of the Index, as determined by the Index Sponsor, review Rebalancing Events, and ensure

The Wells Fargo® Master Limited Partnership ex Energy Index

that the Index is in compliance with the Index rules and methodology. The Index Review Committee may amend the rules and also the methodology from time to time as it deems appropriate in its sole discretion, provided that it will publicly disclose all material changes at least five Trading Days prior to implementation, unless a change is required to be made immediately by law, in which case, it will publish the changes as promptly as practicable after implementation of the change. The Index Review Committee may appoint a new calculation agent to replace NYSE Arca provided that it publishes notice of such appointment at least five Trading Days prior to implementation. The Index Review Committee generally includes members of the Index Sponsor’s Research Department and Compliance Department, among others.

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 1,000 on December 31, 2008 (the “Index Commencement Date”). The Index Sponsor began publishing data on the Index on April 1, 2014. Therefore, the estimated historical information for the period from December 31, 2008 until April 1, 2014 is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the Index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after April 1, 2014 is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index price returns or total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index constituents will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of the Index from December 31, 2008 through November 3, 2014.

Estimated Historical and Historical Results for

the period December 31, 2008 through November 3, 2014

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2008	1000.00		1000.00
2009	1911.99	91.20%	2023.22	102.32%
2010	2299.62	20.27%	2540.67	25.58%
2011	1878.70	-18.30%	2179.74	-14.21%
2012	2346.23	24.89%	2874.37	31.87%
2013	3799.10	61.92%	5015.70	74.50%
2014 (through 11/3/14)	3380.01	-11.03%	4661.73	-7.06%

For each time period presented, the total return of the Index is the price return of the Index during such period, but also incorporating distributions made by each Index constituent during such period into the value of the Index.

The Wells Fargo® Master Limited Partnership ex Energy Index

Estimated historical or past historical results are not indicative of future results.

The table below shows the historical returns of the total return version of the Index from December 31, 2008 through November 3, 2014 in comparison with the returns of the total return versions of the S&P 500® Index and the Alerian MLP Index for the same period.

	Wells Fargo® Master Limited Partnership ex Energy Index*	S&P 500® Index	Alerian MLP Index
Total Return	366.17%	153.24%	318.49%
Annualized Return	30.14%	17.23%	27.76%

*	The data for the Index for the period prior to its inception on April 1, 2014 is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of November 3, 2014 and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively. See “Risk Factors — The Index has a limited performance history” for a discussion of the risk that limited information is available to evaluate the potential future performance of the Index.

The graph below illustrates the estimated historical and historical performance of the total return version of the Index from December 31, 2008 to November 3, 2014.

The Wells Fargo® Master Limited Partnership ex Energy Index

The graph below is based on the performance of the total return versions of the Index, the S&P 500® Index and the Alerian MLP Index.

Announcements

Adjustments to constituent securities determined by the Index Review Committee will be determined no later than five Trading Days prior to a Quarterly Rebalancing Date and immediately upon the occurrence of an Extraordinary Events. Such changes will be provided to NYSE Arca on a confidential basis prior to public dissemination. NYSE Arca will make this information publicly available via the NYSE Arca website on the applicable Rebalancing Date. Until its publication by NYSE Arca, the information will be treated by the Index Sponsor and the Index Review Committee as material, non-public information and access will be restricted to employees on the Index Review Committee, the NYSE Arca calculation personnel and their respective staff. In addition, communication to any sales or trading personnel within or outside of the Index Sponsor regarding the choices will be strictly prohibited and such personnel will be prohibited from trading in such securities for their personal account or their family’s accounts. The Compliance Department of the Index Sponsor will monitor the Index Review Committee and related personnel for compliance with the Index Sponsor’s Fire Wall policies and procedures.

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the Securities.

The Wells Fargo® Master Limited Partnership ex Energy Index

“Wells Fargo® Master Limited Partnership ex Energy Index” and “MLPXEPX” are trademarks of Wells Fargo & Company and their use is granted under a license from Wells Fargo & Company.

Disclaimer

The Securities are not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, the Index Sponsor or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the Securities. Wells Fargo’s only relationship to the issuer of the Securities is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the Securities. Wells Fargo has no obligation to take into consideration the Securities or investors in the Securities when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the Securities.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN AND NONE OF THEM SHALL HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSIONS THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY INVESTORS OR ANY OTHER PERSON FROM THE USE OF THE INDEX OR OF ANY DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) (EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE USE OF THE INDEX OR ANY DATA CONTAINED THEREIN.

NYSE Arca is not affiliated with UBS or Wells Fargo Securities, LLC and does not approve, endorse, review or recommend Wells Fargo Securities, LLC, UBS or the Securities. The Securities are based on the Index, and the value of the Index is derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the Index, their values or other information furnished in connection with the Index Name. NYSE Arca shall have no liability for any errors or omissions in the calculation or value of the Index.

NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX, TRADING BASED ON THE INDEX, OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF UBS’S PRODUCTS, OR FOR ANY OTHER USE. WELLS FARGO SECURITIES, LLC AND NYSE ARCA MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX INCLUDING CALCULATION OF THE INDEX, THE INDEX VALUE OR ANY DATA INCLUDED THEREIN.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities described elsewhere in this pricing supplement.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchange on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption, and the Coupon Amount, if any.

Information about Coupon Amount begins on page S-33 of the accompanying product supplement. The method for determining the cash settlement amount at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount, which also describes how the Accrued Fees and the Redemption Fee are calculated, begins on pages S-34, S-38, S-40 and S-41, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the accompanying prospectus and replaces the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise described below under “— Unrelated Business Taxable Income,” the discussion below does not apply to tax-exempt organizations.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a coupon-bearing pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to treat the Coupon Amount (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that should be included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with the your regular method of tax accounting. You will be required to treat the Coupon Amounts and the Stub Reference Distribution Amount, if any, in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that are not attributable to income allocations or that are attributable to allocations of long-term capital gain which is currently subject to tax at tax rates more favorable than ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of Securities. If the Securities are so treated (and subject to the discussion below regarding the application of Section 1260 of the Code), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to Coupon Amounts, and the Stub Reference Distribution Amount, if any, which will be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code.    The Internal Revenue Service (the “IRS”) may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity and a partnership is considered to be a pass-thru entity. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index of pass-thru entities like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should also apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in any of the Index Constituent Securities (in an amount equal to the leveraged notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituent Securities on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be

Material U.S. Federal Income Tax Consequences

presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain for the underlying components of the Index should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Constituent Securities on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, in the case of an index of partnerships, it is unclear whether the Excess Gain Amount should be based on the aggregate of the underlying partnerships or on each underlying partnership individually. If the determination must be based on each underlying partnership individually it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Fees and Redemption Fee with respect to the Securities.

Whether you will realize capital gain in excess of any net underlying long-term capital gain for purposes of Section 1260 of the Code will depend on a number of factors that we cannot predict. First, the Excess Gain Amount will depend in part upon the amount of distributions that are made by each Index constituent (and thus the corresponding Coupon Amount) and the amount of ordinary income that is allocated to a direct investor in each Index Constituent Security.

Second, the Excess Gain Amount will depend in part upon the amount of ordinary income that a direct investor in each Index constituent would recognize upon a sale of a direct interest in each Index Constituent Security in respect of any “Section 751 assets” that are held by the Index constituent. You should be aware that some of the Index constituents could have a significant amount of “Section 751 assets” which could cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Third, the Index is scheduled to rebalance quarterly on each quarterly rebalancing date (and may rebalance on the occurrence of a special rebalancing). Accordingly, a holder that instead purchases the Index Constituent Securities may recognize short-term capital gain upon the rebalancing of such holders’ portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate through clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale or maturity of the Securities as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of Section 1260 constructive ownership rules to the Securities is unclear you are strongly urged to consult your tax advisor regarding the potential application of such rules to your investment in the securities.

Alternative Treatments.    The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among

Material U.S. Federal Income Tax Consequences

other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis (possibly in excess of the Coupon Amounts), whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income (possibly in excess of the Coupon Amounts) over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income (possibly in excess of the Coupon Amounts) over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities and decreased by the projected amount of any contingent payments previously made on your Securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the Securities could be treated as a series of forward contracts each of which matures on each rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new forward contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss (subject to the discussion of Section 1260 of the Code above) on each rebalancing date equal

Material U.S. Federal Income Tax Consequences

to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

It is also possible that the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, on your Securities could be treated all or in part as contract fees in respect of a forward contract. The United States federal income tax treatment of such contract fees is uncertain. Additionally, it is possible that such amounts should not be treated as ordinary income but rather should be treated as a return of principal that would reduce your basis in the Securities.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Accrued Fees or the Redemption Fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities, including increasing the amount of ordinary income you recognize over the term of the Securities. In addition, if such amounts are treated as items of expense that reduce the amount received at maturity or redemption, it is more likely that you would have an Excess Gain Amount for Section 1260 purposes because the amount of capital gain that you would (absent Section 1260) be treated as recognizing in respect of your Securities would be increased by each item of expense.

In addition, the IRS could assert that you should be treated as if you owned the Index Constituent Securities and directly incurred the Accrued Tracking Fee or the Redemption Fee, if any, in which case (i) you would recognize gain or loss (subject to the application of the “wash sale” rules of Section 1091 of the Code) with respect to an Index Constituent Security when the amount of any Index Constituent Securities referenced by the Index is reduced, (ii) you would be treated as a partner in the Index constituents for tax purposes and you would be subject to federal and state filing requirement applicable to such partner, and (iii) you would be required to treat amounts attributable to the Accrued Tracking Fee or the Redemption Fee, if any, in the manner described in the preceding paragraph.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) some or all of the gain or loss that you recognize upon the sale, exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss, (ii) you should be required to recognize taxable gain upon the resetting of the Current Principal Amount, or (iii) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax.    If you are an individual or estate , or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income includes any net gain recognized upon the disposition of Securities, unless such net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare Tax applies to any Coupon Amounts and Stub Reference Distribution Amount, if any, that you receive on the Securities, unless such Coupon Amounts and Stub Reference Distribution Amount, if any, are derived in the ordinary course of the conduct of a trade or

Material U.S. Federal Income Tax Consequences

business (in which case the Coupon Amounts and the Stub Reference Distribution Amount, if any, should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, if you are a United States holder that does not hold the Securities in the ordinary conduct of a trade or business, you should consult your tax advisor regarding the application of the Medicare tax to the Coupon Amounts and the Stub Reference Distribution Amount.

Information with Respect to Foreign Financial Assets.    Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Unrelated Business Taxable Income.    A United States holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the Securities constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the Securities should not constitute UBTI to a United States holder that is a tax-exempt organization unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the Securities. As noted above, it is possible that the Securities could be treated as other than a forward contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the Index Constituent Securities. If your Securities are so treated, a portion of any income or gain that you recognize with respect to the Securities would likely constitute UBTI.

Treasury Regulations Requiring Disclosure of Reportable Transactions.    Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or the sale, exchange, redemption or maturity of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or the sale, exchange, redemption or maturity of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting.    Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders.    The following section addresses the tax treatment of a non-United States holder of Securities. You are a non-United States holder if you are a beneficial owner of a Security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

Due to the uncertainty regarding the tax characterization of the Securities there is a substantial uncertainty regarding the tax treatment of non-United States holders. Given this uncertainty, we intend to withhold 30% of the Coupon Amounts and the Stub Reference Distribution Amount, if any, paid to

Material U.S. Federal Income Tax Consequences

you, unless: (i) the Coupon Amounts and the Stub Reference Distribution Amount are eligible for a reduced withholding tax rate under an applicable treaty under any possible characterization of such amounts, or (ii) that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will be required to provide a properly executed IRS Form W-8ECI). Any “effectively connected income” from your Securities, including also any gain from the sale or settlement of your Securities that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a United States holder.

In addition, if you own or are treated as owning more than 5% of the Securities or if the Securities are not considered regularly traded on an established securities market, you could be treated as owning a “United States real property interest” within the meaning of Section 897 of the Code, in which case any gain from the sale or settlement of your Securities would be deemed to be “effectively connected income,” with the consequences described in the previous sentence, and amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding tax. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a “United States real property interest.”

If we or other payors impose such withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such withholding tax.

As noted above, because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. Under one such alternative characterization, you could be treated as directly owning the components of the Index. If your Securities are so treated, you would be treated as engaged in a United States trade or business as a result of your ownership of the Securities, and you would consequently be required to file U.S. federal and state (and possibly local) income tax returns in respect of your ownership of the Securities and you would be subject to net income tax at the marginal tax rates applicable to U.S. holders. In addition, a non-United States holder that is a foreign corporation could potentially be subjected to the United States branch profits tax.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report payments of Coupon Amounts and Stub Reference Distribution Amount, if any, on your Securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principle amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

Index Constituent Securities as of November 3, 2014

Ticker	Name	Index Weight
IEP	Icahn Enterprises, L.P.	10.24%
APO	Apollo Global Management LLC	10.14%
KKR	KKR & Co. L.P.	9.94%
BX	Blackstone Group L.P.	9.74%
CG	Carlyle Group LP	9.64%
OAK	Oaktree Capital Group LLC	9.29%
LAZ	Lazard Ltd.	8.43%
BPY	Brookfield Property Partners L.P.	7.12%
OZM	Och-Ziff Capital Management Group LLC	6.62%
ARES	Ares Management, L.P.	4.38%
FIG	Fortress Investment Group LLC	4.05%
FUN	Cedar Fair, L.P.	3.46%
AB	AllianceBernstein Holding L.P.	3.21%
CODI	Compass Diversified Holdings	1.14%
STON	StoneMor Partners LP	0.98%
EFC	Ellington Financial LLC	0.97%
ATAX	America First Multifamily Investors, L.P.	0.45%
NEN	New England Realty Associates LP	0.19%

A-1

ANNEX B

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90273A 207

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                    ], 20[    ]*

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of early redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the broker’s confirmation of redemption, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

ANNEX C

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[        ] Medium-Term Notes, Series A, Exchange Traded Access Securities due June 24, 2044, CUSIP No. 90273A 207, redeemable for a cash amount based on the performance of the Wells Fargo® Master Limited Partnership ex Energy Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this broker’s confirmation of redemption is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement relating to the Securities.

C-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

$100,000,000 ETRACS

Monthly Pay 2xLeveraged

Wells Fargo MLP Ex-Energy

ETN due June 24, 2044

Amendment No. 1 dated November 14, 2014* to Pricing Supplement dated June 24, 2014

(To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

UBS Investment Bank